EXHIBIT 99

                        REPORT OF PREDECESSOR ACCOUNTANTS


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                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
First Midwest Financial, Inc. and Subsidiaries
Storm Lake, Iowa




We have audited the consolidated balance sheet of First Midwest Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended September 30, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts of disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1999, and the results of its operations and its cash flows for the years ended September 30, 1999 and 1998 in conformity with generally accepted accounting principles.


                                                 /s/ Crowe, Chizek & Company LLP
                                                 -------------------------------
                                                     Crowe, Chizek & Company LLP


South Bend, Indiana
October 15, 1999